Exhibit 10.34

RETENTION AWARD AND NON-COMPETE AGREEMENT

This Retention Award and Non-Compete Agreement (this “Agreement”) is made and entered into as of December 17, 2012, by and between Dick’s Sporting Goods, Inc. and Timothy E. Kullman (“Executive”).   In consideration of the promises in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.            Definitions.  As used in this Agreement, the following defined terms shall have the respective meanings set forth below.

(a)          Company.  The Company shall mean Dick’s Sporting Goods, Inc. and any entity that controls, is under common control with or is controlled by Dick’s Sporting Goods, Inc., which includes, without limitation, Golf Galaxy, LLC.

(b)          Company Employee.  For purposes of Section 5(a)(ii) of this Agreement, a Company Employee shall mean any person who is an employee of the Company at any time during the period commencing three (3) months prior to the Termination Date and ending on the last day of the Restrictive Period.

(c)          Effective Date.  The Effective Date shall mean the eighth day following Executive’s execution this Agreement, as long as it is not revoked prior to the eighth day.

(d)          Inventions.  The term Inventions shall include, but not be limited to, inventions, products, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs, devices, apparatuses, practices, content, creative works of authorship, computer programs or databases or styles, whether or not patentable or copyrightable.

(e)          Proprietary or Confidential Information.  The term Proprietary or Confidential Information shall include, but not be limited to, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to:  any trade secret; confidential or non-public information (including, but not limited to, any materials or information the Company designates as being proprietary or confidential); knowledge or data, whether of a technical or commercial nature; sales or production records or data; long and short term goals; license arrangements and terms; confidential matters concerning private brand offerings; records; ledgers; business correspondence; memoranda and other records databases; programs; product or service pricing and pricing policies; business development plans; products and technologies; designs; product tests; manufacturing costs; sales and marketing plans; research and development plans; formulas; Inventions; trademarks; patents and patent filings; technical information; copyrighted material; financial statements; financial plans or other financial information; tax or tax information; proprietary software; personnel information and files; engineering and tooling records and data; managerial and operational policies; ideas; plans; methods; practices and procedures; vendor and/or supply arrangements; techniques; vendor or supplier lists; marketing strategies; customer lists; customer records and other information regarding customers; other confidential business information related to the conduct or strategy of the business of the Company; and other information relating to the business of the Company that is not known generally to the public or in the industry.

(f)           Releasees.  Releasees means the Company; the present or former directors, members, officers, shareholders, employees, affiliates, agents and advisors (including attorneys) of each entity constituting the Company; and the current or former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the entities constituting the Company.

(g)          Restricted Area.  The Restricted Area shall mean any area within the United States and/or in any other country in which the Company conducts retail operations or has plans to conduct retail operations within eighteen (18) months following the Termination Date.

(h)          Restrictive Period.  The Restrictive Period shall mean the time period beginning on the Effective Date and continuing until eighteen (18) consecutive months from the Termination Date.

(i)            Retirement Date.  The Retirement Date shall mean April 5, 2013 or such later date as is deemed necessary to reasonably effect the transition of Executive’s responsibilities to a successor, as determined by the Company in its sole discretion.

(j)            Sporting Goods Provider.  Sporting Goods Provider shall mean any of the following:

(i)            Any entity listed on Appendix A, regardless of whether such entity falls within the other categories listed in this definition;

(ii)           Any entity that sells direct to consumers through 15 or more stores and has a total product mix of more than 50% Sporting Goods as measured either by product count or by sales; for purposes of this definition “Sporting Goods” includes each of the following:  (A) hard or soft line sporting goods and equipment (including, without limitation, team sports goods and equipment, bicycles and exercise equipment); (B) sports or athletic footwear or apparel; (C) hunting, fishing, camping or outdoor apparel, gear, accessories, equipment or other products (including, without limitation, long guns/hunting rifles and ammunition); and (D) golf clubs, golf equipment, golf apparel, golf accessories or golf services;

(iii)          Any entity that sells direct to consumers through the Internet and/or catalogs, and has a total product mix of more than 50% Sporting Goods as measured either by product count or by sales;

(iv)         Any entity that employs or retains Executive to perform services materially related to Sporting Goods and has aggregate sales to consumers through any combination of stores, the Internet and/or catalogs in excess of $500 million per year;

(v)          Any entity (A) from or to which the Company licenses a brand for the purpose of manufacturing and/or distributing products or (B) that supplies products to the Company if the Company’s sales of such entity’s products are in excess of $20 million per fiscal year (as measured in the Company’s most recently completed full fiscal year as of the Termination Date);

(vi)         Any brokerage firm or similar entity that, within the one (1) year period prior to the Termination Date, has represented or otherwise provided real estate brokerage or similar services to the Company or, to employee’s knowledge after due inquiry, to any entity covered by clause (i) or (ii) above; and

(vii)        With respect to each entity identified above in clauses (i) through (vi), (A) its successors and assigns (whether by sale, merger, consolidation, name change, or otherwise), (B) any entity that controls, is under common control with or is controlled by such entity and (C) any division, affiliate, subsidiary or franchisee of any such entity or of any entity covered by the immediately foregoing clauses (A) and (B); further, for purposes of any sales determinations or store counts required by this definition, the sales and stores of the entities covered by the immediately foregoing clauses (A), (B) and (C) shall be aggregated with those of the entities identified above in clauses (i) through (vi).

(k)          Termination Date.  The Termination Date shall mean the date Executive separates employment with the Company for any reason (including the Retirement Date).

(l)            Termination For Cause. Termination for Cause shall mean a termination by the Company as a result of (1) substantial intentional failure to perform Executive’s duties as an employee, (2) any breach of Executive’s fiduciary duty or duty of loyalty to the Company, (3) conviction of a felony or fraud, (4) willful and/or gross misconduct in the performance of Executive’s duties to the Company, (5) violation of any material company policy including any unauthorized use or disclosure of confidential information or trade secrets of the Company or any violation of the Company’s Policy on Insider Trading, (6) conduct (through act or omission) that brings the Company into substantial public disgrace or disrepute, or, (7) failure to report to or perform for work for any significant period of time, other than for reasons of medical and approved personal excuses.

2.            Current Employment.

(a)          Executive is employed as Executive Vice President – Finance, Administration and Chief Financial Officer.  Executive is employed on an “at will” basis.  Either the Company or Executive may terminate Executive’s employment at any time, with or without cause.  Nothing herein shall be understood as modifying or otherwise altering Executive’s at-will relationship or in any other way creating a contract of employment for a definite term.

(b)          The parties previously entered into a Non-Compete Agreement for New Employees (the “Non-Compete Agreement”) relating to, among other things, confidentiality obligations and non-compete and non-solicitation restrictions applicable to Executive.  The parties acknowledge and agree that the Non-Compete Agreement is binding and enforceable on the parties and remains in full force and effect until the Effective Date.  From and after the Effective Date, the Non-Compete Agreement shall be superseded in its entirety by this Agreement (but only with respect to the period from and after the Effective Date).

3.            Retirement Intent and Retention Agreement.

(a)          It is Executive’s intent to retire on or about April 5, 2013 and Executive hereby notifies the Company of his intention to retire.  Prior to the Retirement Date, Executive agrees to submit his resignation as an Officer of the Company, effective on the Retirement Date, by execution and delivery of a resignation letter to the Chief Executive Officer of the Company.

(b)          Executive agrees to remain employed as Executive Vice President – Finance, Administration and Chief Financial Officer or in such other capacity as may be designated by the Company through and including the Retirement Date.

4.            Retention Bonus Payment.

(a)          Subject to the terms and conditions stated herein, the Company agrees that Executive will receive a Retention Bonus in the amount of Seven Hundred and Fifty Thousand Dollars and No Cents ($750,000.00) (the “Retention Bonus”).  The Retention Bonus shall be paid in a single lump sum to Executive on the next regular Company payday following the Effective Date.  The Retention Bonus payment is intended as an incentive for and in consideration of Executive continuing employment with the Company through the Retirement Date.  The Company will withhold any and all applicable taxes from the Retention Bonus payment.

(b)          For the avoidance of doubt, the Retention Bonus shall be in addition to any performance incentive bonus award to which Executive may be entitled under the Company’s Performance Incentive Plan for Fiscal Year 2012.  If Executive’s Termination Date occurs after the end of the Company’s fiscal year 2012 and the Company achieves its performance targets for company-wide metrics, the Company shall pay Executive the total amount of the performance incentive bonus award earned by Executive prior to the Termination Date under the Company’s Performance Incentive Plan for Fiscal Year 2012.  The final amount of the performance incentive bonus award will be based on the Company’s audited financial statements for Fiscal Year 2012 and is subject to the approval of the Compensation Committee of the Company’s Board of Directors.  Subject to the foregoing, such performance incentive bonus award shall be paid to Executive at a time determined by the Company in the ordinary course of business but no later than seventy-five (75) days after the last day of Fiscal Year 2012.

5.            Covenants Regarding Competition and Employees.

(a)          During the Restrictive Period, Executive specifically agrees that Executive shall not:

(i)            Directly or indirectly, own, manage, control, aid, assist, participate in, be a consultant to, render services for, accept a position with, be employed by, or otherwise be involved in any manner with the ownership, management, operation or control of any Sporting Goods Provider that conducts operations anywhere in the Restricted Area; or

(ii)           Induce, solicit or assist in any way in encouraging, directly or indirectly, any person who is a Company Employee to terminate such employment relationship, otherwise assist in the recruitment of a Company Employee to accept employment or an engagement with another entity or hire or otherwise retain the services of a Company Employee.

(b)          Executive acknowledges that the Restricted Area is reasonable because of the Company’s business, its customers and the products that it sells, where it sells them and how it sells them, including without limitation that the Company’s sales are not limited by state boundaries, the Company competes with entities offering products for sale via the Internet and catalog, and the Company conducts or intends to conduct retail operations throughout the United States and in the future expects to conduct retail operations in additional jurisdictions.  If a court of competent jurisdiction determines that one or more of the provisions of Sections 1 or 5 of this Agreement are so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Section 5 enforceable.  If Executive violates the provisions of this Section 5 (as written or as so reduced in scope), the Restrictive Period shall be extended by that number of days that equals the aggregate number of days of Executive’s violation of this Section 5.

(c)          Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded.

6.            Confidentiality; Nondisclosure of Information; Inventions; Non-Disparagement.

(a)          Except as expressly permitted by the Company in writing, Executive shall not at any time disclose to any person or entity or use for Executive’s own benefit or for the benefit of any person or entity other than the Company, any Proprietary or Confidential Information disclosed to, obtained by or developed by Executive during Executive’s employment by the Company.

(b)          Executive is aware of the restrictions imposed by federal and state securities laws on a person possessing material, non-public information.  Executive further acknowledges that the disclosure of any material, non-public information to another person who would or does conduct trades in any securities of an issuer while in possession of any material, non-public information with respect to that issuer is a violation of law, which could subject Executive and persons to whom the information was disclosed to civil and criminal penalties under the securities laws of the United States.

(c)          Any and all Inventions made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during Executive’s term of employment by the Company, that may be directly or indirectly useful in or related to the business of, or tests being carried out by, the Company, are the exclusive property of the Company.  Executive hereby assigns all Inventions to the Company and will, upon the Company’s request, whether before or after the Termination Date, execute all documents necessary or advisable in the opinion of the Company or its counsel to direct issuance of any type of intellectual property right to the Company with respect to Inventions that are the exclusive property of the Company under this Section 6(c) or to vest in the Company title to such Inventions.  The expense of securing any such intellectual property right shall be borne by the Company.  Executive will keep confidential and will hold for the Company’s sole benefit any Invention that is to be the Company’s exclusive property under this Section 6(c) for which no intellectual property right is issued.

(d)          Executive agrees that the existence, negotiation, terms and conditions of this Agreement are confidential.  Except as expressly permitted by the Company in writing, and except for disclosures to Executive’s legal and financial advisors and members of Executive’s immediate family, Executive shall not disclose, directly or indirectly, to any person or entity, this Agreement, the existence or nature hereof, or the terms or conditions set forth herein, or the circumstances surrounding Executive’s separation from the Company, and Executive shall take reasonable steps necessary or appropriate to cause the members of Executive’s family and Executive’s advisors to abide by such disclosure restriction.  Notwithstanding the foregoing, Executive (i) may disclose the existence, nature and terms of this Agreement if such disclosure is compelled by applicable law or governmental regulation or as may be necessary to enforce the terms of this Agreement, and (ii) shall disclose the restrictive covenants set forth in Section 5 of this Agreement to prospective employers of Executive, provided, that prior to a proposed disclosure under either (i) or (ii), Executive must notify the Company in advance and in writing, as soon as Executive is aware that disclosure is or may be required or appropriate, of the nature of any such proposed disclosure and the persons or entities to which such disclosure is proposed to be made.  Further, the parties understand that certain financial and other terms of this Agreement have been disclosed through the Company’s filing of a Form 8-K with the United States Securities and Exchange Commission.   Such publicly disclosed terms shall not be subject to the confidentiality obligations stated herein.

(e)          Executive represents and warrants that Executive has not made any disparaging or negative comments about the Company.  Further, Executive shall not make any disparaging or negative comments about the Company and shall take reasonable steps necessary or appropriate to cause the members of Executive’s family and Executive’s advisors to abide by such disclosure restriction.  This provision does not prohibit Executive from (i) providing truthful testimony in response to compulsory legal process, (ii) participating in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction or (iii) making truthful statements in connection with any claim permitted to be brought by Executive under Section 8(e).

7.            Breach by Executive.

(a)          Subject to the remainder of this Section 7(a), Executive agrees that if Executive breaches Section 5 of this Agreement at any time, or if Executive’s employment with the Company is terminated prior to April 5, 2013, (i) by the Company in a Termination For Cause or (ii) by Executive for any reason (other than on account of death or disability), Executive shall immediately repay the amount of the Retention Bonus payment, net of any withholding for taxes, made pursuant to Section 4 of this Agreement.  In the event of breach of Section 5 of this Agreement or a Termination For Cause, Executive shall be obligated to repay the full amount of the Retention Bonus payment.  In the event of a termination by Executive prior to April 5, 2013, Executive shall be obligated to repay a prorated portion of the Retention Bonus payment, calculated as follows:

Repayment Amount = Retention Bonus x	Number of days between Termination Date and April 5, 2013
Number of days between Effective Date and April 5, 2013

Executive will make the payment to the Company in the form of cash or a certified check made payable to the Company within ten (10) business days of a demand by the Company for such payment.  The Company shall have the right to offset any bonus payment, other compensation or other funds due to Executive from the Company by any outstanding obligation of Executive to the Company.  For the avoidance of doubt, if the Company terminates Executive’s employment for reasons other than a Termination For Cause, Executive shall not be obligated to repay the Retention Bonus.

(b)          Both parties hereto recognize that the obligations of Executive under this Agreement are special, unique and of extraordinary character and if Executive hereafter fails to comply with the restrictions and obligations imposed upon Executive under this Agreement, the Company will not have an adequate remedy at law.  It is agreed that under such circumstances, the Company, in addition to the right to repayment of the Retention Bonus payment and any other rights that it may have, shall be entitled to injunctive relief to enforce any such restrictions and obligations without the necessity of the Company to post a bond, and that in the event any actual proceedings are brought in equity to enforce any such restriction or obligation, Executive shall not raise as a defense that there is an adequate remedy at law.  In the event the Company obtains an injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.  Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for any such failure or threatened failure, including without limitation termination of payments and recovery of damages from Executive.

(c)        Executive will provide the Company with such information as the Company may from time to time reasonably request to determine Executive’s compliance with Sections 5 and 6 of this Agreement.  Executive authorizes the Company or its agents to contact Executive’s future employers and other persons or entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of Sections 5 and 6 of this Agreement to such employers and other persons or entities.  Executive releases the Company from all liability for any damage arising from any such contacts or communications.  The foregoing is in addition to, but not in lieu of, any and all rights the Company may have at law or in equity in the event of a breach of this Agreement by Executive.

8.         Release and Waiver of Claims.

(a)        Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors, assigns and trustees, irrevocably and unconditionally releases, acquits and forever discharges Releasees of and from any and all charges, complaints, claims, actions, suits and debts, of whatever nature, whether known or unknown, that Executive now has, may have, or claims to have, or that Executive at any prior time had or claimed to have against the Company or any of the other Releasees, arising out of any matter or event occurring or accruing on or before the Effective Date, including, but not limited to, any claims arising from or during Executive’s employment with any Releasee, related to Executive’s employment with any Releasee, and/or as a result of Executive’s separation from employment with any Releasee.

(b)        The release and waiver set forth in Section 8(a) includes, but is not limited to, any claims arising under any federal, state or local statutes, regulations, ordinances or common laws, specifically including, but not limited to (and in each case as it may have been amended):  the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Family and Medical Leave Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Executive Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Health Insurance Portability and Accountability Act of 1996; the Pennsylvania Human Relations Act; the Pennsylvania Minimum Wage Act; the Pennsylvania Whistleblower Law; the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law; and any common law claims, including but not limited to those alleging wrongful discharge, intentional or negligent infliction of emotional distress, breach of contract, promissory or equitable estoppel, discrimination, defamation, invasion of privacy, negligence, breach of duty and/or claims for attorney’s fees, punitive, compensatory and liquidated damages, expenses or costs. This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing.  Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this release.

(c)        Executive releases and discharges Releasees not only from any and all such claims or causes of action that Executive could make on Executive’s own behalf, but also those that may or could be brought by any person or entity on Executive’s behalf, and Executive specifically waives any right to become and promises not to become a member of any class in any proceeding or case in which any such claim or cause of action against Releasees may arise, in whole or in part, from any matter or event occurring or accruing on or before the Effective Date.

(d)        Executive represents and warrants that Executive has not filed and will not file any charges, complaints, claims or actions against the Company or any of the other Releasees, based on any matter or event occurring or accruing on or before the Effective Date.  Executive further represents that Executive has not previously assigned or transferred or purported to have assigned or transferred, nor will Executive assign or transfer or purport to assign or transfer in the future, to any person or entity, any claim released by Executive under this Agreement or any portion thereof or interest therein.

(e)        The release and waiver set forth in this Agreement does not prohibit Executive from filing an administrative charge of alleged discrimination with the Equal Employment Opportunity Commission.  However, Executive waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any claim on Executive’s behalf relating in any way to Executive’s employment with any Releasee, to Executive’s separation from employment with any Releasee, or to any of the claims that are otherwise subject to the release and waiver of claims set forth in this Agreement.  By signing this Agreement, Executive does not waive Executive’s right to seek a judicial determination of the validity of Executive’s release of rights arising under the Age Discrimination in Employment Act.

(f)        The release and waiver set forth in this Agreement is in exchange for valuable consideration that Executive would not otherwise be entitled to receive.

(g)        Upon receipt of the consideration to which Executive is entitled in accordance with the terms and conditions of this Agreement, Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that Executive has, may have or has had against Releasees arising on or before the Effective Date.  Executive waives any and all relief not explicitly provided for herein.

(h)        The release, waiver and other provisions of this Agreement do not diminish or otherwise adversely impact any vested benefits to which Executive might be entitled pursuant to any employee benefit plan maintained by the Company.  Executive’s rights with respect to the exercise of any Company stock options granted to Executive or the ownership rights of any restricted stock issued to Executive, shall be governed by the agreement/award documentation under which the grants were made and the Company’s Amended and Restated 2002 Stock and Incentive Plan or 2012 Stock and Incentive Plan.  Any amounts or assets held by Executive in the Dick’s Sporting Goods Officers’ Supplemental Savings Plan shall be governed by such plan and related documents as such materials may be amended from time to time.

9.         Return of Property and Cooperation

(a)        All documents and other property that relate to the business of the Company are the exclusive property of the Company, even if Executive authored or created them.  Executive represents and warrants that Executive will return to the Company on or before the Termination Date any and all such documents and property, including, but not limited to, electronic and paper documents, software, equipment (including, but not limited to, mobile devices, computers and computer-related items), and all other materials or other things (including, but not limited to, identification and keys) in Executive’s possession, custody or control, as well as all copies and derivatives, in whatever form.  Executive further represents and warrants that Executive will not retain any such documents and property, or any copies or derivatives thereof, in whatever form.

(b)        At the Company’s request, Executive shall be reasonably available to the Company and cooperate with the Company with respect to the investigation, defense or prosecution of matters that relate to any threatened, present or future claims or proceedings that involve the Company or the other Releasees and about which Executive reasonably may have knowledge.  Executive acknowledges that providing such cooperation may include, without limitation, providing declarations, affidavits or statements, meeting with attorneys and other Company representatives to prepare for depositions or testimony and giving depositions and testimony.  The Company shall pay Executive’s reasonable costs and expenses incurred in connection with Executive’s performance of Executive’s obligations under this Section 9(b) at the request of the Company.

(c)        Executive will promptly complete and return any director and officer questionnaire or provide similar information as may be requested by the Company in connection with filings to be made by the Company with the Securities and Exchange Commission and/or the NYSE Euronext.

10.       Incentive Compensation Clawback.  Executive understands and agrees that incentive compensation paid to him anytime during the time he served as the Executive Vice President – Finance, Administration and Chief Financial Officer may be subject to clawback solely to the extent required by applicable law or any applicable securities exchange listing standards, including, but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Such clawback may include forfeiture, repurchase, reimbursement and/or recoupment of compensation, including the retention bonus payment, and will be determined by the Committee.

11.       Construction and Interpretations.

(a)        If any provision of this Agreement is conclusively determined to be prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability thereof in such jurisdiction or the validity or enforceability of any provision hereof in any other jurisdiction.  If, for any reason, Section 5 or 6 of this Agreement is found to be wholly null and void or unenforceable, then the parties agree that the Non-Compete Agreement’s post-employment restrictions shall remain valid and enforceable beyond the Effective Date.

(b)        This Agreement is a fully integrated contract and sets forth the entire agreement between the parties with respect to the terms of Executive’s separation from the Company, including the financial terms and the terms of Executive’s release of and waiver of claims against the Company and the other Releasees.  Subject to Sections 2(b) and 11(a), this Agreement fully supersedes any and all prior agreements or understandings between the parties. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns and may not be modified except in writing signed by both the Company and Executive.  This Agreement or any right or obligation hereunder shall not be assignable or transferable by Executive, and any such purported assignment or transfer shall be null and void.  This Agreement or any right or obligation hereunder shall be assignable or transferable by the Company, whether by operation of law or otherwise.

(c)        The waiver by either party of the other party’s breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by the other party of the same or a different provision.

(d)        Except as set forth in Section 8 of this Agreement or as otherwise expressly set forth in this Agreement, this Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

(e)        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law. Executive irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise). Executive irrevocably waives any objection that Executive now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in such courts.  Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.  Executive irrevocably waives Executive’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.

(f)        The Retention Bonus payment contemplated under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, Section 409A may impose upon Executive certain taxes or other charges for which Executive is and shall remain solely responsible, and nothing contained in this Agreement shall be construed to obligate the Company or any other Releasees for any such taxes or other charges, and in no event shall the Company or any other Releasees have any liability to Executive (or any other person) due to the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A or any other applicable law.

12.       Jury Trial Waiver.  In consideration of this Agreement, and the consideration provided under it, Executive irrevocably and unconditionally agrees not to elect a trial by jury and knowingly, intelligently and voluntarily waives all rights Executive has or may have had, but for this Agreement, to trial by jury in any proceeding, dispute, controversy or claim arising from or related to this Agreement.

13.       Reasonable Opportunity to Review.

(a)        Executive acknowledges that Executive has carefully read and fully understands the provisions of this Agreement, that Executive has had a full and fair opportunity to consider the terms of this Agreement (including the release and waiver of claims set forth herein) for a reasonable period of time, and that Executive’s acceptance of the terms of this Agreement is both knowing and voluntary.

(b)        Executive is hereby advised to consult with a lawyer of Executive’s choosing, and Executive hereby acknowledges that Executive understands that right and has had an opportunity to consult with a lawyer of Executive’s choosing regarding Executive’s lawful remedies and rights as well as the meaning and significance of the terms of this Agreement.

(c)        Executive represents and acknowledges that in executing this Agreement Executive does not rely and has not relied upon any representation or statement made by the Company or by any of the other Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise, except any representation or statement expressly set forth herein.

(d)        Executive confirms that Executive has been given 21 days to consider the terms of this Agreement before signing this Agreement.  If Executive executes this Agreement prior to the expiration of the 21-day period, Executive acknowledges that Executive does so solely because Executive already fully and carefully considered this Agreement before signing it.  If the terms or form of this Agreement are revised or modified prior to the expiration of such 21-day period, such revision or modification shall not restart that 21-day period.

(e)        Executive may revoke the release and waiver of claims under the Age Discrimination in Employment Act by delivering a written revocation to Kathryn Sutter, Senior Vice President of Human Resources, Dick’s Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108, within 7 days after executing this Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE

OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below, each party evidences their intent to be legally bound by this Agreement.

DICK’S SPORTING GOODS, INC.

/s/Timothy E. Kullman	By /s/ Kathryn Sutter
Timothy E. Kullman	Kathryn Sutter, Senior Vice President of Human Resources

Dated: December 17, 2012	Dated: December 17, 2012

Appendix A*

•                  Academy, Ltd.

•                  Bass Pro, Inc. and Bass Pro Outdoor World, L.L.C.

•                  Big 5 Sporting Goods Corporation

•                  Bob’s Stores Corp.

•                  Cabela’s Incorporated

•                  Canadian Tire Corporation, Limited

•                  City Sports, Inc.

•                  Dunham’s Athleisure Corporation (Dunham’s Sports)

•                  Eastern Mountain Sports, Inc. (EMS)

•                  Edwin Watts Golf Shops, LLC

•                  Foot Locker, Inc. (Foot Locker, Lady Foot Locker, Kids Foot Locker, Footaction, Champs Sports, Eastbay and CCS)

•                  Gander Mountain Company

•                  Golf & Tennis Pro Shop, Inc. (PGA Superstores)

•                  Golfsmith International, Inc. (including Golf Town)

•                  GSI Commerce, Inc.

•                  Henry Modell & Company, Inc. (Modell’s)

•                  Hibbett Sports, Inc.

•                  L.L. Bean, Inc.

•                  Michigan Sporting Goods Distributors Inc. (MC Sports)

•                  OSC Sports (Olympia Sports)

•                  Recreational Equipment, Inc. (REI)

•                  Scheels All Sports, Inc.

•                  Sport Chalet, Inc.

•                  Sportsman’s Warehouse, Inc.

•                  The Finish Line, Inc.

•                  The Forzani Group, Ltd. (Sport Chek, Sport Mart, Atmosphere, National Sports, Athletes World, Hockey Experts, Sports Experts, Intersport, Nevada Bob’s Golf, Fitness Source, S3, The Tech Shop, and Pro Hockey Life)

•                  The Sports Authority, Inc.

•                  UFA Holdings, Inc. (Wholesale Sports Outdoor Outfitters)

•                  Worldwide Golf Enterprises, Inc. (Roger Dunn Golf Shops, The Golf Mart and Van’s Golf Shop)

*  As described in the definition of “Sporting Goods Provider,” this list includes, with respect to each entity listed above, (A) its successors and assigns (whether by sale, merger, consolidation, name change, or otherwise), (B) any entity that controls, is under common control with or is controlled by such entity and (C) any division, affiliate, subsidiary or franchisee of such entity or of any entity covered by the foregoing clauses (A) and (B).